Exhibit 4.4

[FORM]

PETROLOGISTICS

LONG TERM INCENTIVE PLAN

RESTRICTED UNIT AGREEMENT

This Restricted Unit Agreement (this “Agreement”) is made and entered into by and between PETROLOGISTICS GP LLC, a Delaware limited liability company (the “Company”), and                                            (the “Employee”).  This Agreement is entered into as of the            day of                                 , 20     (the “Date of Grant”).  Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, the Company has adopted the PETROLOGISTICS LONG TERM INCENTIVE PLAN (the “Plan”) to attract, retain and motivate employees, officers, directors and consultants; and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the grant to employees and officers of restricted units of PETROLOGISTICS LP, a Delaware limited partnership (the “Partnership”), as part of their compensation for services performed for the Company, the Partnership, or any other entity which is an affiliate (within the meaning of such term under the Exchange Act and the rules promulgated thereunder) of any of the foregoing entities (collectively, the “Partnership Entities”).

NOW, THEREFORE, in consideration of the Employee’s agreement to provide or to continue providing services to the Partnership Entities, the Employee and the Company agree as follows:

SECTION 1.                                Grant.

The Company hereby grants to the Employee as of the Date of Grant an award of                    Units, subject to the terms and conditions set forth in this Agreement, including, without limitation, those restrictions described in Section 2 (the “Restricted Units”).

SECTION 2.                                Restricted Units.

The Restricted Units are restricted in that they may be forfeited to the Company and in that they may not, except as otherwise provided in Section 5, be transferred or otherwise disposed of by the Employee until such restrictions are removed or expire as described in Section 4 of this Agreement.  The Company shall issue in the Employee’s name the Restricted Units and retain the Restricted Units until the restrictions on such Restricted Units expire or until the Restricted Units are forfeited as described in Section 4 of this Agreement.  The Employee agrees that the Company will hold the Restricted Units pursuant to the terms of this Agreement until such time as the Restricted Units are either delivered to the Employee or forfeited pursuant to this Agreement.

SECTION 3.                                Rights of Employee; Unit Distribution Rights.

Effective as of the Date of Grant, the Employee shall be treated for all purposes as a unit holder with respect to all of the Restricted Units granted to him pursuant to Section 1 (except that the Employee shall not be treated as the owner of the Units for federal income tax purposes until the Restricted Units vest (unless the Employee makes an election under section 83(b) of the Code, in which case the Employee shall be treated as the owner of the Units for all purposes on the Date of Grant)) and shall, except as provided herein, have all of the rights and obligations of a unit holder with respect to all such Restricted Units, including any right to vote with respect to such Restricted Units and to receive any UDRs thereon if, as, and when declared and paid by the Partnership.  Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to the restrictions described herein, including, without limitation, those described in Section 2.

SECTION 4.                                Forfeiture and Expiration of Restrictions.

(a)                                  Vesting Schedule.  Subject to the terms and conditions of this Agreement, the restrictions described in Section 2 shall lapse and the Restricted Units shall be fully vested and nonforfeitable (“Vested Units”), provided the Employee has continuously provided services to the Partnership Entities, without interruption, from the Date of Grant through each applicable vesting date (each, a “Vesting Date”), in accordance with the following schedule:

Vesting Date	Cumulative Vested Units

(b)                                 Termination of Service.

(i)                                     Termination Generally.  If, at any time prior to the date all Restricted Units become Vested Units, the Employee ceases providing services to the Partnership Entities, then all Restricted Units granted pursuant to this Agreement that have not yet become Vested Units as of the date of termination of Employee’s employment or service relationship shall become null and void as of the date of such termination, shall be forfeited to the Company and the Employee shall cease to have any rights with respect thereto; provided, however, that the portion, if any, of the Restricted Units for which forfeiture restrictions have lapsed as of the Employee’s date of termination shall survive.

(ii)                                  Termination due to Death.  Notwithstanding Section 4(b)(i), if, at any time prior to the date all Restricted Units become Vested Units, the Employee ceases providing services to the Partnership Entities by reason of the Employee’s death, then the restrictions in Section 2 shall lapse and all Restricted Units granted pursuant to this Agreement shall immediately become fully vested and nonforfeitable as of the date of such termination (to the extent not vested prior to that date).

(c)                                  Change of Control.  In the event of a Change of Control (as defined in the Plan) prior to the date all Restricted Units become Vested Units, the restrictions described in Section 2 shall lapse and all Restricted Units granted pursuant to this Agreement shall immediately become fully vested and nonforfeitable (to the extent not vested prior to that date) and the Company shall deliver the Vested Units (or the amount of cash, other property or securities, if any, equal to the amount that would have been attained by the Employee if he were a unit holder as of the date of the occurrence of such event) to the Employee as soon as practicable thereafter.

SECTION 5.                                Limitations on Transfer.

The Employee agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Restricted Units hereby acquired prior to the applicable Vesting Dates.  Any attempted disposition of the Restricted Units in violation of the preceding sentence shall be null and void.  Notwithstanding the foregoing, part or all of the Restricted Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction; provided, however, that such Restricted Units shall continue to be held pursuant to Section 2 of this Agreement, and the transferee under the domestic relations order shall agree that the Restricted Units so transferred shall continue to be subject to the terms of this Agreement, including forfeiture in accordance with Sections 4(a) and (b) of this Agreement.

SECTION 6.                                Nontransferability of Agreement.

This Agreement and all rights under this Agreement shall not be transferable by the Employee other than by will or pursuant to applicable laws of descent and distribution.  Any rights and privileges of the Employee in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Employee or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process.  In the event of any such occurrence, the Restricted Units shall automatically be forfeited.  Notwithstanding the foregoing, all or some of the Restricted Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction, subject to the limitations on such transfer described in Section 5.

SECTION 7.                                Adjustment of Restricted Units.

The number of Restricted Units granted to the Employee pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

SECTION 8.                                Delivery of Vested Units.

Promptly following the expiration of the restrictions on the Restricted Units as contemplated in Section 4 of this Agreement, and subject to Section 9, the Company shall cause to be issued and delivered to the Employee or the Employee’s designee the number of Restricted Units as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to the Employee any previously unpaid UDRs distributed with respect to the Restricted Units.  Neither the value of the Restricted Units nor the UDRs shall bear any interest owing to the passage of time.

SECTION 9.                                Securities Act.

The Company shall have the right, but not the obligation, to cause the Restricted Units to be registered under the appropriate rules and regulations of the Securities and Exchange Commission.  The Company shall not be required to deliver any Units hereunder if, in the opinion of counsel for the Company, such delivery would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

SECTION 10.                          Copy of Plan.

By the execution of this Agreement, the Employee acknowledges receipt of a copy of the Plan.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

SECTION 11.                          Notices.

Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith.  The Company or the Employee may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices.  The Company and the Employee agree that any notices shall be given to the Company or to the Employee at the following addresses:

Company:	PetroLogistics GP LLC
Attn: Corporate Secretary
600 Travis Street, Suite 3250
Houston, Texas 77002
Phone: (713) 255-5990
Fax: (713) 255-5991

Employee:	At the Employee’s current address as shown in the Company’s records.

SECTION 12.                          General Provisions.

(a)                                  Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan.  The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Employee and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b)                                 Continuation of Service.  This Agreement shall not be construed to confer upon the Employee any right to continue in the service of the Partnership Entities.

(c)                                  Governing Law.  This Agreement shall be interpreted and administered under the laws of the State of Delaware, without giving effect to any conflict of laws provisions.

(d)                                 Amendments.  This Agreement may be amended only by a written agreement executed by the Company and the Employee, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 7(b) of the Plan) materially reduces the rights or benefits of the Employee with respect to the Restricted Units without his consent.

(e)                                  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under the Employee.

(f)                                    Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to this subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g)                                 No Liability for Good Faith Determinations.  Neither the Partnership Entities nor the members of the Committee or the Board nor any officer of the Company shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Units granted hereunder.

(h)                                 No Guarantee of Interests.  The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.

(i)                                     Withholding Taxes.  To the extent that the grant or vesting of a Restricted Unit or distribution thereon results in the receipt of compensation by the Employee with respect to which any Partnership Entity has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by the Employee that are acceptable to such Partnership Entity, the Employee shall surrender to the Partnership Entity the number of Units otherwise issuable to him having a Fair Market Value equal to the sums the Partnership Entity may require to meet its withholding obligations under applicable law.  No issuance of an unrestricted Unit shall be made pursuant to this Agreement until the Employee has paid or made arrangements approved by the Company to satisfy in full the applicable tax withholding requirements.  In the event that Units that would otherwise be issued in respect of the Restricted Units are surrendered to satisfy such withholding obligations, the number of Units that shall be so surrendered shall be limited to the number of Units that have a Fair Market Value on the date of such surrender equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Employee has set his hand as to the date and year first above written.

PETROLOGISTICS GP LLC

By:
Name:
Title:

Employee